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                                                                      EXHIBIT 21

Tender Loving Care Health Care Services, Inc. (DE)

  Staff Builders International, Inc.(NY)
  Albert Gallatin Home Care, Inc.(DE)
  Careco, Inc.(MA)
  T.L.C. Midwest, Inc.(DE)
  T.L.C. Home Health Care, Inc.(FL)

    T.L.C. Medicare Services of Dade, Inc.(FL)
    T.L.C. Medicare Services of Broward, Inc.(FL)

Tender Loving Care Home Care Services, Inc.(NY)

  U.S. Ethicare Corporation(DE)

    U.S. Ethicare Chautauqua Corporation(NY)
    U.S. Ethicare Erie Corporation(NY)
    U.S. Ethicare Niagara Corporation(NY)
    U.S. Ethicare Onondaga Corporation(NY)
    Ethicare Certified Services, Inc.(NY)

Staff Builders, Inc.(NY)

  SBPP, INC.(DE)
  S.B.H.F., Inc.(NY)
  Staff Builders Services, Inc.(NY)
  Staff Builders Home Health Care, Inc.(DE)
  A Reliable Homemaker of Martin-St. Lucie County, Inc.(FL)
  St. Lucie Home Health Agency, Inc.(FL)